Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EVERFLOW EASTERN PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,334,624.32(a)	$0.0001102	$367.48
Fees Previously Paid
Total Transaction Valuation	$3,334,624.32(a)		$367.48
Total Fees Due for Filing
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$367.48

(a)	The amount is based upon the offer to purchase up to 524,312 Units of Limited Partnership Interest at $6.36 per Unit.